                                                                     EXHIBIT 4.4


                                 CH-TWENTY, INC.
                                  SAVINGS PLAN


                          EFFECTIVE AS OF JULY 1, 1997

                                 CH-TWENTY, INC.
                                  SAVINGS PLAN



To record the adoption of the CH-Twenty, Inc. Savings Plan, effective July 1, 1997, the undersigned, being duly authorized to act on behalf of CH-Twenty, Inc. has executed this plan document at Los Angeles, California on the 30th day of June, 1997.





ATTEST:                                            CH-TWENTY, INC.



BY: /s/ ARMINEH SIMONIAN                   BY: /s/ ALLAN L. COMSTOCK
   ----------------------------                ----------------------------
                                                 ALLAN L. COMSTOCK
                                                 President

                                 CH-TWENTY, INC.

                                  SAVINGS PLAN
                                TABLE OF CONTENTS

                                                                                       Page No.
                                                                                       --------
INTRODUCTION ...............................................................................1

Section 1 - DEFINITION
             1.1    Acquisition Loan........................................................2
             1.2    Administrator...........................................................2
             1.3    Base Pay................................................................2
             1.4    Code....................................................................2
             1.5    Company.................................................................2
             1.6    Credit Company Service..................................................2
             1.7    Employee................................................................2
             1.8    ERISA...................................................................3
             1.9    Financed Shares.........................................................3
             1.10   Highly Compensated Employee.............................................3
             1.11   Hours of Service........................................................5
             1.12   Member..................................................................7
             1.13   Member's Account or Account.............................................7
             1.14   Plan or Plans...........................................................7
             1.15   Plan Year...............................................................8
             1.16   Predecessor Plan........................................................8
             1.17   Subsidiary or Affiliate.................................................8
             1.18   Savings Plan Administrative Committee...................................8
             1.19   Trustee.................................................................8

Section 2 -  MEMBERSHIP
             2.1    Eligibility.............................................................9
             2.2    Membership..............................................................9
             2.3    Membership Termination..................................................9
             2.4    Resuming Membership After Transfer......................................10
             2.5    Transfer to Company.....................................................10
             2.6    Transfer from Company...................................................11

Section 3 -  CONTRIBUTION BY MEMBERS
             3.1    Percent of Base Pay.....................................................12
             3.2    Payment of Contributions to Trustee.....................................12
             3.3    Suspension of Contributions.............................................13
             3.4    Make-Up Member Contributions............................................14



Section 4 -  COMPANY CONTRIBUTIONS
             4.1    Company Contribution....................................................15
             4.2    Actual Contribution Percentage Tests....................................15
             4.3    Distribution of Excess Contributions to Members.........................15
             4.4    Section 415 Limitations.................................................16
             4.5    Nonelective Contributions...............................................17
             4.6    Exclusive Benefit.......................................................18

Section 5 -  FINANCED SHARES
             5.1    Acquisition Loans.......................................................19
             5.2    Payments on Acquisition Loan............................................20

Section 6 -  INVESTMENT OF MEMBERS' ACCOUNTS
             6.1    Members' Accounts.......................................................23
             6.2    Investment of Member Contributions......................................23
             6.3    Investment of Company Contributions.....................................25
             6.4    Funds Invested in the Money Market Fund.................................25
             6.5    Sale and Reinvestment of Common Stock, Equity Fund, Bond
                        Fund, International Equity Fund or Balanced Fund Units..............26
             6.6    Directives..............................................................28
             6.7    Purchases and Sales of Atlantic Richfield Company Common Stock..........28
             6.8    Voting of Atlantic Richfield Company Common Stock.......................31
             6.9    Title of Investments....................................................32
             6.10   Allocation of Trust Earnings and Valuation of Trust Investments.........32
             6.11   Purchase and Redemption of the Equity Fund, Bond Fund,
                        International Equity Fund and Balanced Fund Units...................33
             6.12   Voting of the Money Market Fund, Equity Fund, Bond Fund and
                        International Equity Fund Investments...............................35
             6.13   Investment Advisory Fees................................................36
             6.14   Member Protection.......................................................36
             6.15   Confidentiality.........................................................36

Section 7 - WITHDRAWALS DURING EMPLOYMENT
             7.1    Partial Withdrawals.....................................................37
             7.2    Irrevocability of Election..............................................38

Section 8 -  PAYMENT ON TERMINATION OF COMPANY EMPLOYMENT, DIVORCE
             OR OTHER REASONS
             8.1    Termination of Membership...............................................39
             8.2    Death...................................................................40
             8.3    Disability..............................................................42
             8.4    Divorce.................................................................42



             8.5    Rollover................................................................42
             8.6    Notice..................................................................43
             8.7    Distributions...........................................................43
             8.8    Distribution of Benefits................................................43

Section 9 -  ADMINISTRATION - SAVINGS PLAN ADMINISTRATIVE COMMITTEE
             9.1    Savings Plan Administrative Committee...................................45
             9.2    Rules of Conduct........................................................45
             9.3    Legal, Accounting, Clerical.............................................45
             9.4    Interpretation of Provisions............................................46
             9.5    Records of Administration...............................................46
             9.6    Claims for Benefits.....................................................46
             9.7    Liability of Committee..................................................48
             9.8    Medical Board...........................................................48
             9.9    Unallocated Member......................................................48
             9.10   Legal Representative....................................................49

Section 10 - AMENDMENTS, DISCONTINUANCE, LIABILITIES
             10.1   Amendment of Plan.......................................................50
             10.2   Termination.............................................................50
             10.3   Liability of Company....................................................50

Section 11 - MISCELLANEOUS
             11.1   Employment..............................................................51
             11.2   Benefits Not Assignable.................................................51
             11.3   Discharge of Liability..................................................51
             11.4   Governing Law...........................................................51
             11.5   Limitation on Mergers...................................................52
             11.6   Delegation of Fiduciary or Administrative Responsibilities..............52
             11.7   Named Fiduciary.........................................................52
             11.8   Transferred Funds.......................................................53

Section 12 - LOANS TO MEMBERS
             12.1   General.................................................................55
             12.2   Eligibility.............................................................55
             12.3   Loan Amount.............................................................55
             12.4   Frequency...............................................................56
             12.5   Interest Rate...........................................................57
             12.6   Security................................................................57
             12.7   Funding of the Loan.....................................................57
             12.8   Repayment of Loan.......................................................58
             12.9   Deemed Distribution.....................................................58
             12.10  Default.................................................................59



Section 13 - TOP HEAVY PROVISIONS
             13.1   Definitions.............................................................60
             13.2   Minimum Allocation .....................................................64
             13.3   ........................................................................66
             13.4   ........................................................................66
             13.5   ........................................................................66
             13.6   ........................................................................66


                          CH-TWENTY, INC. SAVINGS PLAN
                                  INTRODUCTION

This Plan is intended to qualify as a Stock Bonus Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. Part of the Plan (the "ESOP Part") is intended to qualify as an Employee Stock Ownership Plan under
Section 4975(e)(7) of the Code and such part is designed to invest primarily in Atlantic Richfield Company Common Stock.

The class of employees eligible to participate in this Plan previously participated in the Atlantic Richfield Savings Plan II. The assets and liabilities of the Atlantic Richfield Savings Plan II allocable as of June 30, 1997 to the participants in the Plan who commenced participation effective July 1, 1997 were transferred to the Plan.

The Plan is effective July 1, 1997.

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                                    SECTION 1
                                   DEFINITIONS

1.1 "Acquisition Loan" means a loan or other extension of credit used by the Trustee to finance the acquisition of Atlantic Richfield Company Common Stock.

1.2     "Administrator" means the Savings Plan Administrative Committee.

1.3 "Base Pay" means the regular wages or salary of a Member as determined by the Company including the amount of any salary reduction pursuant to
        Section 125 and Section 401(k) of the Internal Revenue Code of 1986, as amended, but excluding extra pay, such as overtime, premium bonuses, living or other allowances. Base Pay shall not exceed $160,000 as adjusted each Plan Year pursuant to Section 401(a)(17)(B) of the Code.

1.4     "Code"  means the Internal Revenue Code of 1986, as amended.

1.5 "Company" means CH-Twenty, Inc. and such of its Subsidiaries or Affiliates whose Employees are included in this Plan upon authorization of the Board of Directors of CH-Twenty, Inc. and adoption of this Plan by the Board of Directors of such authorized Subsidiary or Affiliate.

1.6 "Credited Company Service" means service with the Company, a predecessor company, and/or with a Subsidiary or Affiliate which service the Company recognizes, on a basis uniformly applicable to all persons similarly situated, for purposes of this Plan.

1.7     "Employee"  means any person who is employed by the Company excluding:

        (a) Casual Employees, Project Employees and Leased Employees, as defined under the Company's Employment Classification Policy;

        (b) Employees represented by any collective bargaining agent which has not negotiated the benefits of this Plan provided that retirement benefits were the subject of good faith negotiations between the Company and the bargaining agent; and

        (c) Any division or group of employees which is expressly excluded from eligibility for this Plan by action of the Board of Directors of the Company.

        (d) Employees who are earning a base salary of more than $150,000 on an annualized basis.

1.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.9 "Financed Shares" means shares of Atlantic Richfield Company Common Stock acquired by the Trustee with the proceeds of an Acquisition Loan.

1.10    "Highly Compensated Employee" means:

        (a) Any employee who performs service during the determination year and is described in one or more of the following groups:

                (i)     An employee who is a five percent owner, as defined in
                        Section 416(i)(1) of the Code, at any time during the determination year or the look-back year, as defined below; or

                (ii) An employee who receives compensation in excess of $80,000, as adjusted pursuant to Section 415(d) of the Code for Plan Years commencing after December 31, 1997, during the look-back year and, at the election of the Administrator, is a member of the top-paid group, as defined below, for the look-back year;

        (b) For purposes of the definition of Highly Compensated Employee the following will apply:

                (i) The determination year is the Plan Year for which the determination of who is highly compensated is being made; or if the Company makes the election pursuant to Treas. Reg. 1.414(q)-IT Q&A-14(b), the period by which the determination year extends beyond the calendar year referred to in Subparagraph 1.10(b)(ii).

                (ii) The look-back year is the 12-month period immediately preceding the determination year, or if the Company makes the election pursuant to Treas. Reg. 1.414(q)-IT Q&A-14(b), the calendar year ending with or within the determination year.

                (iii) The top-paid group consists of the top 20 percent of employees ranked on the basis of compensation received during the year. For purposes of determining the number of employees in the top paid group, employees who have not completed six months of service by the end of the Plan Year (including service in the immediately preceding Plan Year); who normally work less than 17-1/2 hours per week; who work less than six months during any year; who are nonresident aliens with no income from sources within the United States or who have not had their 21st birthday by the end of the Plan Year shall be included.



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

                (iv)    Employers aggregated under Section 414(b), (c), (m), or
                        (o) of the Code are treated as a single employer.

                (v) Compensation, for purposes of this Paragraph 1.10 means compensation within the meaning of Section 415(c)(3) of the Code without regard to Section 125, Section 402(e)(3) and Section 402(h)(1)(B) of the Code.

        (c) A former employee who has a separation year prior to the determination year and who was a highly compensated active employee for either (i) such employee's separation year, or (ii) any determination year ending on or after the employee's 55th birthday will be a Highly Compensated Employee. Generally, a separation year is the determination year the employee separates from service.

        (d) If elected by the Administrator, Subparagraph 1.10(a) shall be modified by substituting the simplified method pursuant to
                Section 4 of Rev. Proc. 93-42, in which case the Highly Compensated Employees shall be determined under Subparagraph 1.10(a) on the basis of the look-back year and determination year, or the determination year only, taking into account all employees employed during such year.

1.11    "Hours of Service"  means:

        (a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company or any Subsidiary or Affiliate during the computation period in which the duties are performed.

        (b) Each hour for which an Employee is paid, or entitled to payment, by the Company or any Subsidiary or Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence.

        (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or any Subsidiary or Affiliate. Such hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains.

        (d) An Employee will be credited with 200 Hours of Service, to the extent required by federal law, for each month during which the Employee is on active duty in the Armed Forces of the United States and for which the Employee is not paid or entitled to be paid by the Company or any Subsidiary or Affiliate, and with 200 Hours of Service for each month that membership may be maintained by the Employee under Subparagraph 2.3(a).

        (e) Hours credited for any period under any provision of this Paragraph 1.11 may not also be credited for the same period under any other provisions of this Plan. Hours shall be credited under Subparagraphs 1.11(a) thru (c) pursuant to U. S. Department of Labor Regulations under 29CFR Section 2530.200b-2, which are incorporated herein by this reference.

        (f) For all purposes under the Plan, an Employee shall be credited with 200 Hours of Service for each calendar month in which the Employee would otherwise be credited with one or more Hours of Service.

        (g) Solely for purposes of determining whether a break in service has occurred in a computation period, and to the extent it does not duplicate Hours of Service credited under any other provision of this Paragraph 1.11, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence. For purposes of this subparagraph, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual; (ii) by reason of a birth of a child of the individual; (iii) by reason of the placement of a child with the individual in connection with the adoption of the child by such individual; or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this subparagraph shall be credited within the computation period in which the absence begins if the crediting is necessary to prevent a break in service in that period, or in all other cases, in the following computation period.

1.12    "Member" means an Employee who has joined the Plan as provided in
        Section 2 and whose membership has not terminated under any of the provisions of Paragraph 2.3.

1.13 "Member's Account" or "Account" means a separate account maintained by the Trustee for each member consisting of (i) one subaccount to which is allocated the Member's contribution, as adjusted for annual earnings and withdrawals, and realized and unrealized gains and losses attributable thereto; and (ii) a second subaccount to which is allocated the Company's contribution (transferred from the Predecessor Plan) as adjusted for annual earnings and withdrawals and realized and unrealized gains and losses attributable thereto.

1.14 "Plan" or "Plans" means the CH-Twenty, Inc. Savings Plan as set forth herein, and any amendments hereto.

1.15 "Plan Year" means the period commencing on July 1 of each calendar year and ending on June 30 of the immediately following calendar year.

1.16    "Predecessor Plan" means the Atlantic Richfield Savings Plan II.

1.17    "Subsidiary" or "Affiliate"  means:

        (a) All corporations which are members of a controlled group of corporations within the meaning of Section 1563(a) of the Code [determined without regard to Section 1563(a)(4) and Section 1563(e)(3)(C) of said Code] and of which CH-Twenty, Inc. is then a member. Subsidiary or Affiliate shall include Atlantic Richfield Company and its Subsidiaries or Affiliates; and

        (b) All trades or businesses, whether or not incorporated, which, under the Regulations prescribed by the Secretary of the Treasury pursuant to Section 210(d) of ERISA or Section 414(c) of the Code, are then under common control with CH-Twenty, Inc., or with respect to the last sentence of Subparagraph 1.17(a), Atlantic Richfield Company.

1.18 "Savings Plan Administrative Committee" means the committee provided for in Section 9 of the Plan.

1.19 "Trustee" means the persons or corporations, or both, designated by agreements of trust between them and CH-Twenty, Inc., to hold contributions from Members and the Company, investments thereon and earnings thereon. The duties and responsibilities of the Trustee shall be those set forth in the trust agreement.

                                    SECTION 2
                                   MEMBERSHIP

2.1     Eligibility

        An Employee who is paid on the United States dollar payroll of the Company may become a Member on the Employee's date of employment

2.2     Membership

        (a) To become a Member, an Employee must file an application for membership with the Administrator giving such information as it may require to establish the Employee's rate of contribution and initial directions with respect to investments.

                The Employee's contributions shall commence with the first full pay period beginning on or after the effective date of the Employee's membership.

        (b) If an Employee is a Member of a thrift or savings plan of the Company (including the Predecessor Plan), or a Subsidiary or Affiliate, and the Employee's contributions to such plan of the Company or Subsidiary or Affiliate are suspended at the time the Employee becomes eligible for membership in this Plan, the Employee's contributions to the Plan shall commence with the first full pay period beginning on or after the date on which such period of suspension then in effect under the Plan of the Company, or the Subsidiary or Affiliate, ends.

2.3 Membership Termination An Employee's membership shall terminate when any of the following occur:

        (a) The Member dies, retires or the Member's employment with the Company is otherwise terminated except:

                (i) If the Member transfers to a Subsidiary or Affiliate which is not a Company participating in this Plan, the Member may continue as a Member of this Plan until the Member is no longer employed by the Company or any of its Subsidiaries or Affiliates; or

                (ii) If the Member leaves active employment with the Company, the Member may maintain his or her membership in the Plan, on terms and conditions uniformly applicable to all Members similarly situated by the Company, during military or other types of leaves of absence granted by the Company.

        (b) He continues employment with an acquiring employer in conjunction with a sale to the acquiring employer of substantially all of the assets used by the Company or any Subsidiary or Affiliate in a trade or business which such entity conducts.

        (c) He continues in the employment of a Subsidiary or Affiliate following a disposition of the Company's interest in such Subsidiary or Affiliate.

2.4     Resuming Membership After Transfer

        If a Member is transferred pursuant to Subparagraph 2.3(a)(i), and subsequently is transferred to Company employment in which the Member would be eligible to resume membership in the Plan, the Member shall be so eligible on or after the date of such transfer, except as otherwise provided in Subparagraph 2.2(b).

2.5     Transfer to Company

        When an Employee who remains a Member of a thrift or savings plan maintained by the Company, or a Subsidiary or Affiliate, becomes a Member of the Plan, the occurrence of any action that causes or would have caused a suspension of contributions or a termination of membership under the rules and regulations of the plan of the Company, or the Subsidiary or Affiliate, will simultaneously cause a suspension of contributions or a termination of membership in the Plan.

2.6     Transfer from Company

        When an Employee who is a Member of the Plan is transferred to employment with an ineligible group of the Company, or with a Subsidiary or Affiliate, and becomes a Member of a thrift or savings plan maintained by the Company, or the Subsidiary or Affiliate, the occurrence of any action that causes termination of membership under the provisions of the plan of the Company, or the Subsidiary or Affiliate, will simultaneously incur the penalty of termination of membership under the provisions of the Plan.

                                    SECTION 3
                            CONTRIBUTIONS BY MEMBERS

3.1     Percent of Base Pay

        Each Member who is an Employee may elect to make contributions to the Plan at a rate of one percent to ten percent of the Member's Base Pay, in whole percentages; provided, however, that the amount of such contributions, when considered together with any contributions made by the Member to any other plan maintained by the Company, or any Subsidiary or Affiliate, which is qualified under Section 401(a) of the Code, shall not exceed the limitations of Paragraph 4.2 or the maximum amount of contributions permissible by applicable law or by regulation or ruling of the Internal Revenue Service. Such contributions shall be made by payroll deduction or by other methods approved by the Administrator.

        A Member's election shall be made in the manner prescribed by the Administrator. A Member may at any time change his or her election with respect to the rate of future contributions by giving notice to the Administrator. Such changes shall be effective as of the payroll period beginning after the date of receipt of such notice by the Administrator.

3.2     Payment of Contributions to Trustee

        A Member's contributions for a Plan Year shall be paid to the Trustee no later than 30 days after the last day of the Plan Year. Member's contributions may be paid to the Trustee in the following forms:

        (a)     To the extent that a Member has directed pursuant to Paragraph
                6.2 that Member contributions be invested in an option other than Atlantic Richfield Common Stock, such contributions shall be paid to the Trustee in cash.

        (b)     To the extent that a Member has directed pursuant to Paragraph
                6.2 that his or her contributions be invested in Atlantic Richfield Company Common Stock under the non-ESOP Part of the Plan, such contributions may be paid to the Trustee in cash, in shares of Atlantic Richfield Company Common Stock, or in any combination thereof.

        (c)     To the extent that a Member has directed pursuant to Paragraph
                6.2 that his or her contributions be invested in Atlantic Richfield Company Common Stock under the ESOP Part of the Plan, such contributions may be paid to the Trustee in cash, in shares of Atlantic Richfield Company Common Stock, in the form of forgiveness of indebtedness on an Acquisition Loan from the Company to the Plan, or in any combination thereof.

3.3     Suspension of Contributions

        A Member's contributions will be suspended as follows:

        (a) Upon the Member's transfer, other than on an approved leave of absence, to employment with:

                (i) A Subsidiary or Affiliate which is not participating in the Plan; or

                (ii) Atlantic Richfield Company or any of its Subsidiaries or Affiliates in such foreign countries as the Company shall designate; the Member's contributions shall automatically be suspended while the Member remains in such employment.

        (b) Upon the Member's transfer to an employee group of the Company that is not participating in the Plan.

        (c)     As described in Section 7.

3.4     Make-Up Member Contributions

        Notwithstanding any provision of the Plan to the contrary, Member Contributions with respect to qualified military service may be made in accordance with Section 414(u) of the Code.

                                    SECTION 4
                              COMPANY CONTRIBUTION

4.1     Company Contribution

        No Company contributions are made to the Plan.

4.2     Actual Contribution Percentage Tests

        The Plan shall comply with the requirements of Section 401(m)(2) and
        Section 401(m)(9) of the Code and the regulations thereunder, including Treas. Reg. Section 1.401(m)-1(b) and Treas. Reg. Section 1.401(m)-2, which provisions are incorporated herein by this reference. To the extent permitted by regulations, Elective Deferrals described in Section 402(g)(3) of the Code and nonelective contributions described in Paragraph 4.5 may, at the discretion of the Administrator, be taken into account in satisfying this Paragraph 4.2.

4.3     Distribution of Excess Contributions to Members

        (a) If the Administrator determines, in its discretion, that the allocation of Member contributions pursuant to Paragraph 3.1 to Members' Accounts for a Plan Year does not meet a requirement of Paragraph 4.2, the Administrator may reduce the allocation of such contributions to the Accounts of certain Members who are Highly Compensated Employees to the extent necessary to meet that requirement. The reduction will be accomplished by reducing allocations to the Accounts of Members who are Highly Compensated Employees in order of their Actual Contribution Percents, beginning with the Member having the highest percent until a requirement of Paragraph 4.2 is met. The total reduced amounts, adjusted by gain or loss allocable thereto for the Plan Year, will be returned by the end of the following Plan Year to Highly Compensated Employees beginning with such employees having the highest dollar amount of Elective Deferrals.

        (b) Gain or loss, for purposes of Subparagraph 4.3(a), allocated to excess aggregate contributions shall be computed under the method used by the Plan to allocate gains and losses.

4.4     Section 415 Limitations

        (a) In addition to other limitations set forth in the Plan and notwithstanding any other provisions of the Plan, "annual additions" made to this Plan (and all other defined contribution plans required to be aggregated with the Plan under the provisions of Section 415 of the Code) shall not exceed an amount in excess of the limit set forth in such section of the Code. For purposes of calculating such limit under Section 415 of the Code, the "limitation year" shall be the calendar year. Member contributions in excess of the contribution percent test of Paragraph 4.2 are considered annual additions even if corrected through distribution.

        (b) If the limitations described in Section 415(c) of the Code are exceeded for a Member for a limitation year, the excess will be eliminated as follows:

                (i) Provisions of any other savings plans established by the Company or a Subsidiary or Affiliate which have caused the limits to be exceeded will be applied; provided, however, that the provisions of the savings plan in which the Member is active as of the last day of the limitation year shall be applied before the provisions of the savings plan in which the Member is inactive.

                (ii) Amounts attributable to after tax contributions made by the Member to the Plan (or any other plan maintained by the Company or any Subsidiary or Affiliate) shall be paid to the Member.

                (iii) Amounts attributable to Elective Deferrals as described in Section 402(g)(3) of the Code made by a Member to the Plan (or any other plan maintained by the Company or a Subsidiary or Affiliate) shall be paid to the Member.

                (iv) The excess, if any, will be held unallocated in a suspense account. The suspense account will be applied to reduce contributions for remaining Members in the limitation year, and each succeeding limitation year, if necessary. If a suspense account is in existence at any time during the limitation year pursuant to this subparagraph, it will not participate in the allocation of the investment gains and losses.

        (c) If the limitations described in Section 415(e) of the Code are exceeded for a Member for a limitation year, the excess will be eliminated by applying the provisions of the defined benefit plan in which the Member participates.

4.5     Nonelective Contributions

        (a) The Administrator, in its sole discretion, may make a nonelective contribution to the Accounts of certain Members who are not highly compensated to the extent necessary to satisfy the requirement of Paragraph 4.2 of the Plan, or to assist the Plan or any other plan of the Company or any Subsidiary or Affiliate to satisfy the requirements of Section 410(b) of the Code.

        (b) A contribution under this Paragraph 4.5 shall be allocated to eligible Member's in the ratio that the Base Pay of each such Member for the Plan Year bears to the total Base Pay of all such Member's for the Plan Year.

        (c) The Company shall make contributions necessary to reinstate Members' Accounts pursuant to Paragraph 9.9 of the Plan.

4.6     Exclusive Benefit

        The corpus or income of the trust may not be divested to or used for other than the exclusive benefit of the Members and their beneficiaries and to defray reasonable expenses of administering the Plan.

                                    SECTION 5
                                 FINANCED SHARES

5.1     Acquisition Loans

        CH-Twenty, Inc., by action of its President, may direct the Trustee to incur Acquisition Loans from time to time to finance the acquisition of Atlantic Richfield Company Common Stock (Financed Shares) under the ESOP Part of the Plan or to repay a prior Acquisition Loan. For this purpose, an installment obligation incurred in connection with the purchase of Atlantic Richfield Company Common Stock shall be treated as an Acquisition Loan.

        An Acquisition Loan shall be for a specific term, shall bear a reasonable rate of interest, and shall not be payable on demand except in the event of default. An Acquisition Loan may be secured by a pledge of the Financed Shares so acquired (or acquired with the proceeds of a prior Acquisition Loan which is being refinanced). No other assets of the Plan may be pledged as collateral for an Acquisition Loan, and no lender shall have recourse against assets of the Plan other than Financed Shares remaining subject to pledge. If the lender is a "party in interest" (as defined in Section 3(14) of ERISA), the Acquisition Loan must provide that in the event of default, assets of the Plan may be transferred to the lender only upon, and to the extent of, the failure of the Plan to meet the payment schedule of the Acquisition Loan. Any pledge of Financed Shares must provide for the release of the shares so pledged as payments on the Acquisition Loan are made by the Trustee and such Financed Shares are allocated to Members' Accounts under Paragraph 5.2.

        Payments of principal and/or interest on any Acquisition Loan shall be made by the Trustee, as directed by the Company, only from: (a) Company contributions, if any, paid in cash to enable the Plan to make payments on such Acquisition Loan, and earnings attributable thereto; (b) Member contributions that Members have directed pursuant to Paragraph 6.2 to be invested in Atlantic Richfield Company Common Stock under the ESOP Part of the Plan, and earnings attributable thereto; (c) the proceeds of any Acquisition Loan, and the earnings attributable thereto; and (d) any cash dividends received by the Plan on the Financed Shares purchased with the proceeds of such Acquisition Loan. The payments made with respect to an Acquisition Loan for a Plan Year must not exceed the sum of such Company contributions, if any, Member contributions, proceeds, earnings, and dividends for that Plan Year and prior Plan Years, as reduced by the amount applied to make such payments in prior Plan Years. As directed by CH-Twenty, Inc., the Trustee also may sell any Financed Shares that have not yet been allocated to Members' Accounts and use the proceeds from such sale to pay principal and/or interest on the Acquisition Loan used to acquire such shares.

5.2     Payments on Acquisition Loan

        The acquisition of Atlantic Richfield Company Common Stock with the proceeds of an Acquisition Loan may be made on the open-market, or from the Atlantic Richfield Company, in a single purchase or a series of purchases over a period of time. Prior to use for such purchase or purchases, the Acquisition Loan proceeds may be invested by the Trustee (as directed by CH-Twenty, Inc.,) in interest-bearing accounts or instruments. Interest derived therefrom shall be applied to make payments on the Acquisition Loan, or, if the Acquisition Loan has been repaid in full, shall be allocated as of the last day of the Plan Year among the Accounts of all Members who have not terminated membership pursuant to Paragraph 2.3 as of such date in proportion to their Base Pay for the Plan Year.

        All Financed Shares acquired by the Plan shall initially be credited to a loan suspense account, and will be allocated to the Members' Accounts only as payments on the Acquisition Loan are made. Release from the loan suspense account for allocation to Members' Accounts in each Plan Year shall be based on shares of stock or other non-monetary units, rather than by dollar amount, and shall not be less than the number calculated as follows:

        (a) The number of Financed Shares held in the loan suspense account immediately before the release in the current Plan Year shall be multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the Acquisition Loan for that Plan Year, and the denominator of which is the sum of the numerator plus the total payments of principal and interest on that Acquisition Loan projected to be paid for all future Plan Years. For this purpose, the interest to be paid in future Plan Years is computed by using the interest rate in effect as of the last day of the current Plan Year.

        (b) In lieu of the method described in Subparagraph 5.2(a), the Company may elect (as to each Acquisition Loan) or the provisions of the Acquisition Loan may provide for the release of Financed Shares from the loan suspense account based solely on the ratio that the payments of principal for each Plan Year bear to the total principal amount of the Acquisition Loan. This method may be used only if: (i) the Acquisition Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years; (ii) interest included in any payment on the Acquisition Loan is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables; and (iii) the entire duration of the Acquisition Loan repayment period does not exceed ten years, even in the event of a renewal, extension, or refinancing of the Acquisition Loan.

                As of each date that payments (other than payments with the proceeds of a new Acquisition Loan) are made on an Acquisition Loan, the Financed Shares released from the loan suspense account shall be allocated to

                Members' Accounts in proportion to the amounts debited from each Member's Account to make the Acquisition Loan payments.

                                    SECTION 6
                         INVESTMENT OF MEMBERS' ACCOUNTS

6.1     Members' Accounts

        The Administrator shall establish and maintain an Account in the name of each Member. Separate records shall be maintained with respect to the portion of a Member's Account attributable to Member contributions under
        Section 3 and earnings thereon, and the portion of a Member's Account attributable to Company contributions under the Predecessor Plan and earnings thereon.

6.2     Investment of Member Contributions

        Upon receipt of a Member's contributions, the Trustee shall invest such amounts among the following investment alternatives, in the proportion indicated by the Member in his or her investment directions provided to the Administrator:

        (a) In Atlantic Richfield Company Common Stock held under the ESOP Part of the Plan;

        (b) In Atlantic Richfield Company Common Stock held under the non-ESOP Part of the Plan;

        (c) In the Money Market Fund, consisting of specified types of fixed income investments such as deposits in interest-bearing bank accounts, certificates of deposit, corporate or governmental obligations maturing in not more than five years, financial futures contracts, deposits under a deposit administration or similar contract issued by an insurance company or in a commingled or common investment account or fund established and maintained by an investment advisor or a bank (which bank may be the Trustee) and the assets of which are invested primarily in debt obligations, or in any combination thereof as CH-Twenty, Inc., or a delegate thereof may determine;

        (d) In the Equity Fund, consisting of specified equity investments such as common or capital stock of issuers (other than the Company, Subsidiaries or Affiliates, or Lyondell Petrochemical Company or any of its Subsidiaries or Affiliates), bonds, debentures or preferred stocks convertible into common or capital stock of such issuers, financial futures contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent short-term investments maturing in less than one year, or in any combination thereof as CH-Twenty, Inc., or a delegate thereof may determine;

        (e) In the Bond Fund, consisting of specified types of fixed income investments, such as public obligations of the United States or foreign governments or their agencies, securitized financing or corporate bonds of issuers (other than the Company, Subsidiaries or Affiliates, or Lyondell Petrochemical Company or any of its Subsidiaries or Affiliates), debentures, financial futures contracts, interests in any commingled or common fixed income fund established and maintained by an investment advisor or bank (which bank may be the Trustee), interests in any mutual fund or other similar types of fixed income investments and cash equivalent short-term investments, or in any combination thereof as CH-Twenty, Inc., or a delegate thereof may determine;

        (f) In the International Equity Fund consisting of specified investments in global issuers such as common or capital stock (other than common or capital stock of the Company, Subsidiaries or Affiliates, or Lyondell Petrochemical

                Company or any of its Subsidiaries or Affiliates), preferred stocks, securities convertible into common or capital stock of such issuers, financial futures contracts, currency futures or options, forward currency contracts, interests in any commingled or common equity fund established and maintained by an investment advisor or a bank (which bank may be the Trustee), interests in any mutual fund or other similar types of equity investments and cash equivalent investments, or similar investments or in any combination thereof as CH-Twenty, Inc., or a delegate thereof may determine; or

        (g) In the Balanced Fund consisting of units of the Equity Fund, the International Equity Fund and the Bond Fund. The weighing of the Balanced Fund shall be approximately 45 percent Equity Fund, 15 percent International Equity Fund and 40 percent Bond Fund.

        A Member's directions as to the initial investment of his or her contributions shall be provided in such manner as is prescribed by the Administrator. Such directions shall remain in effect until new directions are provided to the Administrator by the Member. A Member may change the direction as to the initial investment of his or her contributions at any time by providing notice in such manner as may be prescribed by the Administrator. Any change of investment directions shall be effective with respect to contributions paid to the Trustee for pay periods beginning after the notice is received by the Administrator.

6.3     Investment of Company Contributions

        Except as provided under Paragraph 6.5, Company contributions transferred from the Predecessor Plan are at all times invested in Atlantic Richfield Company Common Stock under the ESOP Part of the Plan.

6.4     Funds Invested in the Money Market Fund

        (a)     There shall be invested in the Money Market Fund:

                (i) Amounts which a Member elects to have so invested under Subparagraph 6.2(c); and

                (ii) On an interim basis, amounts being accumulated in a Member's Account for investment under Subparagraphs 6.2(a), (b), (d), (e), (f) and (g).

        (b) Subject to the requirement of Subparagraph 6.5(c), a Member may direct, once during each 15-calendar-day period, that funds invested in the Money Market Fund under Subparagraph 6.2(c) be invested in any of the other permitted alternatives; provided, that (i) only one direction whether made solely under this subparagraph, or in combination with a direction under Paragraph 6.5, may be made during a 15-calendar-day period; and (ii) a direction under this subparagraph may not be made earlier than seven days following (A) the date of receipt by the Administrator of a Member's application to make a withdrawal under Paragraph 7.1, (B) the date a loan application is made under Section 12, or (C) the date a loan repayment is made under Subparagraph 12.8(c)(i).

        (c) Interest shall be allocated on a monthly basis to funds held for a Member in the Money Market Fund as of the last day of a calendar month. However, such allocation shall not be made with respect to funds resulting from a conversion to cash of Atlantic Richfield Company Common Stock, Equity Fund, Bond Fund, International Equity Fund or Balanced Fund units which occurred in the calendar month in which allocation of interest is made.

6.5 Sale and Reinvestment of Common Stock, Equity Fund Units, Bond Fund Units, International Equity Fund Units or Balanced Fund Units

        (a) A Member may direct that shares of Atlantic Richfield Company Common Stock, other than shares purchased with Company contributions made after

                July 1, 1988, units of the Equity Fund, Bond Fund, International Equity Fund and/or Balanced Fund held in the Member's Account be converted to cash and the proceeds thereof, less any applicable expenses of sale, be invested in a different option described in Paragraph 6.2; provided, that (i) only one direction, whether made solely under this subparagraph, or in combination with a direction under Paragraph 6.4, may be made during a 15-calendar-day period; (ii) a direction under this subparagraph may not be made earlier than seven calendar days following (A) the date of receipt by the Administrator of a Member's application to make a withdrawal under Paragraph 7.1, (B) the date a loan application is made under Section 12, or (C) the date a loan repayment is made under Subparagraph 12.8(c)(i); and
                (iii) a Member who has attained age 55 as of the date of the direction to convert may, subject to the restrictions described in this paragraph, direct that shares of Common Stock (including Common Stock of a Subsidiary or Affiliate attributable to contributions of such companies) held in the Member's Account which are attributable to Company contributions be sold and the proceeds reinvested in one or more of the other options described in Paragraph 6.2.

        (b) The conversion of shares of Atlantic Richfield Company Common Stock to shares of such stock held in the ESOP Part of the Plan described in Subparagraph 6.2(a), and the conversion of shares of Atlantic Richfield Company Common Stock held in the ESOP Part of the Plan to the shares held under Subparagraph 6.2(b) of the Plan, shall be accomplished by a recharacterization of the shares, pursuant to procedures established by the Administrator; provided, that only one direction, whether made solely under this subparagraph or in combination with a direction under Paragraph 6.4, may be made during a 15-calendar-day period.

        (c) Proceeds of the conversion of shares of Atlantic Richfield Company Common Stock to cash may not be reinvested in Atlantic Richfield Company Common Stock until 15 calendar days after the date of such conversion. Proceeds of the conversion of units of the Equity Fund, Bond Fund, International Equity Fund or Balanced Fund to cash may not be reinvested in the Equity Fund, Bond Fund, International Equity Fund or Balanced Fund, as the case may be, until 15 calendar days after the date of such conversion.

6.6     Directives

        All elections and directions by Members concerning the investment of their Accounts shall be made in the manner prescribed by the Administrator, shall be irrevocable and shall become effective upon receipt by the Administrator.

6.7     Purchases and Sales of Atlantic Richfield Company Common Stock

        Purchases and sales of Common Stock of Atlantic Richfield Company shall be handled in accordance with the following rules and such additional procedures, consistent with such rules, which the Administrator may establish from time to time:

        (a) Purchases and sales of Common Stock of Atlantic Richfield Company pursuant to a Member's directive under Paragraph 6.4 or 6.5, or to accommodate a distribution or withdrawal pursuant to
                Section 7 or 8, shall be made in the open-market as follows:

                (i) Each Wednesday and Friday the Administrator shall execute an open-market transaction, at a time determined at the discretion of the Administrator, covering all participant directives received by the Administrator by such time as determined by the Administrator, and communicated to Members, on the preceding Company business day, except that if a Wednesday or Friday is a Company holiday or a day on which trading on the New York Stock Exchange is closed, the transaction will occur on the next day (a Wednesday or Friday) on which the Plan executes a transaction in the open- market.

                (ii) If an unforeseeable administrative difficulty prevents the execution of the open-market transaction otherwise scheduled for a Wednesday or Friday, such transaction will be executed on the first business day thereafter which does not fall within one of the two exceptions in Subparagraph 6.7(a)(i).

                (iii) The Administrator may, in its discretion, match the purchase and sale orders scheduled for an open-market transaction and transact the net purchase or sale, whichever the case may be. The Administrator may also agree with the Administrator of one or more other individual account plans (as described in Section 3(34) of ERISA, and which is maintained by the Company or its Subsidiaries or Affiliates, and provides for the same purchases and sales pursuant to participant directives described in Paragraphs 6.4 and 6.5) to combine and match orders from all of the plans and execute a "net" transaction, as described above. The price per share allocated to each purchase or sale order shall be the price transacted for the "net" shares on the open-market transaction date otherwise scheduled for the orders under Subparagraph 6.7(a)(i). The price transacted for a "net" transaction shall be the price obtained on the open-market in the case of a single transaction, and the weighted average of the prices obtained on the open-market in the case of multiple transactions.

                (iv) Brokerage commissions, transfer fees and other expenses actually incurred in any such sale or purchase shall be equitably allocated and added to the cost or subtracted from the proceeds of all purchases or sales, as the case may be, effected on a pricing day, whether pursuant to the netting process described in Subparagraph 6.7(a)(iii), or pursuant to actual separate transactions per Member order.

        (b) Purchases of Common Stock of Atlantic Richfield Company with Member's Elective Deferrals or Company contributions under Sections 3 and 4:

                (i) Purchases shall normally be made either in the open-market or from Atlantic Richfield Company, at prices to the Plan not in excess of the fair market value of such Atlantic Richfield Company Common Stock on the date of purchase thereof, as determined by the Trustee.

                (ii) Allocations to Members' Accounts will be made in full and fractional shares.

                (iii) The Trustee may limit the daily volume of purchases to the extent it believes such action to be in the best interests of the Members. When Atlantic Richfield Company Common Stock is purchased, the cost charged to the Accounts of Members affected by such purchase shall be determined on an equitable basis in accordance with rules to be adopted by the Administrator and incorporating the following principles:

                        (A) The cost charged to each affected Member's Account shall be based on the average cost per share of all Atlantic Richfield

                                Company Common Stock purchased during whatever period may be established by the Administrator.

                        (B) Brokerage commissions, transfer fees and other expenses actually incurred in any such purchase shall be added to the cost of any such purchase.

        (c) A Member may direct the Administrator to use any available cash or funds held for the Member under Subparagraph 6.2(c) to exercise any options, rights or warrants issued with respect to Atlantic Richfield Company Common Stock in the Member's Account. In the absence of such direction, or if there are no available funds, any such option, right or warrant having a market value shall be sold for the Member's Account.

6.8     Voting of Atlantic Richfield Company Common Stock

        (a) The Trustee shall vote whole shares of Atlantic Richfield Company Common Stock credited to each Member's Account in accordance with such Members' written instructions. Fractional shares of Atlantic Richfield Company Common Stock shall be aggregated into whole shares of stock and voted by the Trustee, to the nearest whole vote, in the same proportion as shares are to be voted by the Trustee pursuant to Members' written instructions. In the absence of voting instructions by one or more Members, the Trustee shall vote uninstructed shares, to the nearest whole vote, in the same proportion as shares are to be voted by the Trustee pursuant to Members' written instructions. The Trustee shall vote unallocated shares, to the nearest whole vote, in the same proportion as allocated shares are to be voted by the Trustee pursuant to Members' written instructions.

        (b) The Trustee shall exercise rights other than voting rights attributable to whole shares of Atlantic Richfield Company Common Stock credited to each Member's Account in accordance with such Members' written instructions. Rights attributable to fractional shares of Atlantic Richfield Company Common Stock (which for this purpose shall be aggregated into whole shares of stock) shall be exercised by the Trustee in the same proportion as rights which are exercised by the Trustee pursuant to Members' written instructions. In the absence of instructions by one or more Members, the Trustee shall exercise uninstructed rights in the same proportion as rights which are to be exercised by the Trustee pursuant to Members' written instructions. The Trustee shall exercise rights attributable to unallocated shares in the same proportion as rights attributable to allocated shares which are to be exercised by the Trustee pursuant to Members' written instructions.

        (c) The Trustee shall notify the Members of each occasion for the exercise of voting rights and rights other than voting rights within a reasonable time before such rights are to be exercised. This notification shall include all the information that Atlantic Richfield Company distributes to shareholders regarding the exercise of such rights.

6.9     Title of Investments

        All investments will be held in the name of the Trustee or its nominees.

6.10    Allocation of Trust Earnings and Valuation of Trust Investments

        (a) Any cash dividends declared on Atlantic Richfield Company Common Stock held in a Member's Account under the ESOP Part of the Plan as of the record date for the dividend shall be paid in cash to the Member (or, in the event of death, to the Member's beneficiary) on, or as soon as possible following, the payment date for the dividend.

        (b) Any cash dividends declared on Atlantic Richfield Company Common Stock held in a loan suspense account as of the record date for the dividend shall be used to make payments on the Acquisition Loan used to acquire the shares of stock held in such account.

        (c) Except as provided in Subparagraphs 6.10(a) and (b), all dividends or other distributions attributable to shares of Atlantic Richfield Company Common Stock shall be allocated to the Account of the Member whose Account is credited with such shares.

        (d) On the last day of each month, all income attributable to the Money Market Fund shall be allocated to the Member's Account in the ratio that each Member's Money Market Fund Account balance bears to such account balance of all such Members. For the purpose of determining such allocation, the Money Market Fund shall be valued at fair market value.

6.11 Purchase and Redemption of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund Units

        Purchase and redemption of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund units shall be handled in accordance with the following rules and such additional procedures, consistent with such rules, as the Administrator may establish from time to time:

        (a) Units of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund shall be purchased or redeemed, pursuant to Member directions under Paragraph 6.5, on each Wednesday and Friday, covering all Member directives received by the Administrator by such time as determined by the Administrator, and communicated to Members, on the preceding Company business day, except that if a Wednesday or Friday is a Company holiday or a day on which trading on the New York Stock

                Exchange is closed, the purchase or redemption will be executed on the next day (a Wednesday or Friday) on which the Plan executes a transaction under this Subparagraph 6.11(a).

        (b) If an unforeseeable administrative difficulty prevents the execution of a transaction under Subparagraph 6.11(a), otherwise scheduled on a Wednesday or Friday, such transaction will be executed on the first business day thereafter which does not fall within one of the two exceptions in Subparagraph 6.11(a).

        (c) The Administrator may, in its discretion, combine the purchase and redemption orders scheduled for a Wednesday or Friday and transact the net purchase or sale orders, whichever the case may be. The Administrator may also agree with the Administrator of one or more individual account plans [as described in Section 3(34) of ERISA, and which is maintained by the Company or its Subsidiaries or Affiliates, and provides for the same purchase and redemption procedure described in Subparagraph 6.11(a)], to combine orders from all of the plans and execute a "net" transaction.

        (d) When units of the Equity Fund, Bond Fund, International Equity Fund and Balanced Fund are purchased or redeemed, the cost or net proceeds charged or credited to the Accounts of Members affected by such purchase or redemption shall be determined on an equitable basis in accordance with rules to be adopted by the Administrator, which are consistent with the rules described in this section, and incorporate the following principles:

                (i) The net proceeds of any such redemption of fund units in a Member's Account shall be credited to such Member's Account.

                (ii) The cost of any such purchase of fund units for a Member's Account shall be charged to such Member's Account.

                (iii) The net proceeds and cost of fund units shall be based on the net asset value of such units determined on the valuation date next following the date the purchase or redemption order is received by the Administrator. The valuation date shall be determined by the Administrator and shall occur on at least a weekly basis. The net asset value of fund units will be calculated by dividing the difference between the value of the fund assets and fund liabilities by the number of units outstanding with respect to each fund.

                (iv) Brokerage commissions, transfer fees and other expenses actually incurred in any such purchase or redemption shall be added to the cost or subtracted from the gross proceeds, of any such purchase or redemption, respectively.

        (e) Income earned by the Equity Fund, Bond Fund and International Equity Fund shall automatically be reinvested in the Equity Fund, Bond Fund and International Equity Fund, as the case may be. Income, gains and losses shall be reflected in the net asset value of the units of the Equity Fund, Bond Fund and International Equity Fund.

6.12 Voting of the Money Market Fund, Equity Fund, Bond Fund and International Equity Fund Investments

        The Trustee, in accordance with the Trust Agreement, shall exercise all voting and other rights associated with any investments held in the Money Market Fund, Equity Fund, Bond Fund and International Equity Fund.

6.13    Investment Advisory Fees

        The investment advisory fees, if any, incurred for management of the Money Market Fund, Equity Fund, Bond Fund, International Equity Fund and Balanced Fund are charged to each respective fund.

6.14    Member Protection

        No shares of Atlantic Richfield Company Common Stock held by the ESOP Part of the Plan may be subject to a put, call or other option, or buy/sell or similar arrangement. The provisions of this Paragraph 6.14 shall continue to be applicable to the shares of Atlantic Richfield Company Common Stock held by the ESOP Part of the Plan even if such part ceases to be an Employee Stock Ownership Plan under Section 4945(e)(7) of the Code.

6.15    Confidentiality

        The Savings Plan Administrative Committee shall be responsible for ensuring the adequacy of procedures established by the Administrator to safeguard the confidentiality of information relating to the purchasing, holding and selling of Atlantic Richfield Company Common Stock and any voting, tender or similar rights relating to such stock.

                                    SECTION 7
                          WITHDRAWALS DURING EMPLOYMENT

7.1     Partial Withdrawals

        (a) An application for partial withdrawal of funds must be in the form prescribed by the Administrator. Distribution will be made as soon as practicable after the date the application is received by the Administrator.

        (b) A Member may make the following partial withdrawals during employment with the Company; provided, that (i) partial withdrawals under this Paragraph 7.1 are made at not less than six month intervals and not earlier than seven calendar days following (A) the date of a direction under Paragraph 6.4 or 6.5; (B) the date of an application for a loan under Section 12; or (C) the date of an accelerated repayment of a loan under Paragraph 12.8(c)(i), and (ii) Member contributions made prior to January 1, 1987, must be withdrawn prior to withdrawal of any other contributions and earnings:

                (1) Items in the Member's Account derived from Member contributions made prior to January 1, 1987;

                (2) Items in the Member's Account derived from earnings on Member contributions made prior to January 1, 1987. If such items were not in the Account for at least two years on the preceding December 31, the Member's future contributions to the Plan shall be suspended for six months;

                (3) All items in the Member's Account derived from Member contributions and earnings thereon. If a Member makes a withdrawal under this subparagraph, all Member contributions and earnings thereon shall be distributed to the Member, and the Member's future contributions to the Plan shall be suspended for six months;

                (4) Except for Company contributions under the Predecessor Plan made after June 30, 1988, and earnings thereon, and items referenced in Subparagraph 7.1(b)(5), items in the Member's Account derived from Company contributions and earnings thereon.

7.2     Irrevocability of Election

        An election to make a partial withdrawal shall be irrevocable upon receipt by the Administrator.

                                    SECTION 8
                 PAYMENTS ON TERMINATION OF COMPANY EMPLOYMENT,
                            DIVORCE OR OTHER REASONS

8.1     Termination of Membership

        (a) If a Member's membership in the Plan is terminated due to disability, termination of employment for any other reason except death, or as the result of a sale described in Subparagraph 2.3(b) or (c), the Member shall receive all items in the Member's Account. Each Member shall be fully vested at all times in all items in the Member's Account, whether the same be derived from his or her own contributions, Company contributions, or earnings on either.

        (b) Upon the election of the Member who has terminated employment, all items in a Member's Account shall be distributed to the Member. With respect to a Member who does not request a distribution:

                (i) Notwithstanding anything to the contrary in this Paragraph 8.1 and subject to the provisions of Paragraph 8.7, a Member's Account shall be distributed no later than age 65, or, if later, 12 months following termination of membership under Subparagraph 8.1(a);

                (ii) In the case of the Member's death prior to final distribution, the Member's Account shall be distributed in accordance with Paragraph 8.2 of the Plan; and

                (iii) No loans or hardship withdrawals may be taken following termination of employment or disability.

        (c) Notwithstanding anything to the contrary in this Paragraph 8.1, all items in the Account of a Member who has terminated employment, and whose Account balance is $3,500 or less, shall be distributed 12 months following the Member's termination of membership, unless the Member elects an earlier distribution date.

        (d) Notwithstanding anything in the Plan to the contrary, when a Member elects to receive all items in the Member's Account and, in conjunction therewith, directs that items in his or her Account be converted pursuant to Paragraph 6.4 or 6.5, the conversion shall be transacted on the first transaction date under the Plan following the Administrator's receipt of a request for distribution.

8.2     Death

        (a) If a Member dies, or a former Member dies while awaiting receipt of a distribution pursuant to Paragraph 8.1, and it is established to the Plan's satisfaction that the consent required under Subparagraph 8.2(c), either has been obtained or was not obtainable, all items in the Member's or former Member's Account shall be paid to the beneficiary or beneficiaries most recently designated by the Member or former Member in such manner as prescribed by the Administrator. If no such designation shall have been made, or if all designated beneficiaries should die before the Member or former Member, payment shall be made to the Member's or former Member's estate.

        (b) Except as provided in Subparagraph 8.2(c), if a Member or former Member is survived by a spouse, all items in the Member's or former Member's Account shall be paid to the Member's or former Member's spouse.

        (c) If a Member or former Member is survived by a spouse, all items in a Member's or former Member's Account shall be paid to the beneficiary or beneficiaries most recently designated by the Member or former Member in such manner as prescribed by the Administrator; provided, (i) the surviving spouse of the Member or former Member has irrevocably consented in writing to the designation of the specific beneficiary or beneficiaries, which designation may not be changed without spousal consent (or the spouse expressly permits designation by the Member or former Member without any further spousal consent), such consent acknowledged the effect of the election and such consent was witnessed by a notary public, or (ii) it is established to the Plan's satisfaction that the consent required by Subparagraph 8.2(c)(i), could not be obtained because the surviving spouse could not be located or because of such other circumstances as the Secretary of Treasury may by regulation prescribe. Any consent necessary under this paragraph shall be effective only with respect to such spouse, or, in the event it is established that the consent may not be obtained, such designated spouse. A revocation of a prior designation may be made by a Member without the consent of the spouse at any time prior to the Member's death. A consent that permits designation by the Member or former Member without any requirement for further consent by the spouse must acknowledge that the spouse has the right to limit consent to a specific beneficiary and that the spouse voluntarily elects to relinquish such right.

        (d) Any payment made under this paragraph on account of a Member's death shall be made no later than 90 days following the close of the Plan Year in which the Plan receives certification of the Member's death.

8.3     Disability

        Disability means a medically determinable physical or mental impairment resulting from illness or injury as a result of which the Member is unable to perform one or more of the substantial duties of the Member's normal work assignment with the Company or of any work assignment which the Company determines is available to the Member and for which the Member is reasonably qualified by education, training or experience to perform as determined by the Administrator after review by the Medical Board or such other entity as designated by the Administrator.

8.4     Divorce

        To the extent specified in a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, distributions from a Member's Account may be made to an Alternate Payee, as defined in Section 414(p) of the Code, prior to the Member's termination of membership under Subparagraph 8.1(a), death, disability or retirement. Distributions under this paragraph shall be made at the time set forth in the Qualified Domestic Relations Order, or, if such order provides, at the time elected by the Alternate Payee.

8.5     Rollover

        (a) Notwithstanding anything in this Section 8 to the contrary, a distributee, as defined below may elect, at a time and in the manner prescribed by the Administrator, to have all or a portion of a distribution under this Section 8, other than any amount required to be distributed pursuant to Section 401(a)(9) of the Code, made payable to an eligible retirement plan.

        (b) For purposes of this Section 8, other than Paragraph 8.2, an eligible retirement plan is an individual retirement account or annuity described in Section 408(a) or (b) of the Code, an annuity plan described in Section 403(a) of the Code or a qualified trust described in Section 401(a) of the Code that accepts such distribution. For purposes of a distribution under Paragraph 8.2, an eligible retirement plan is an individual retirement account or annuity.

        (c) Distributee means an Employee or former Employee, the surviving spouse of such Employee or such Employee's spouse or former spouse who is an alternate payee as defined in Section 414(p) of the Code.

8.6     Notice

        With respect to a Member whose account exceeds $3,500, the Administrator shall provide the notice required by Section 1.411(a)-11(c) of Income Tax Regulations no less than 30 days and no more than 90 days before the Member's date of distribution; provided, however, that such distribution may commence less than 30 days after the required notice is given if:

        (a) The Member is informed of the Members' right to a period of at least 30 days after receiving the notice to consider distribution options; and

        (b) The Member, after receiving the notice, affirmatively elects a distribution.

8.7      Distributions

        Notwithstanding anything in the Plan to the contrary, a Member's Account shall be distributed in a lump sum, no later than the first day of April following the calendar year in which the Member attains age 70-1/2. Any amounts subsequently allocated to a Member's Account shall be distributed during the calendar year immediately following the year of allocation.

8.8     Distribution of Benefits

        The distribution of benefits under the Plan to a Member who has elected to receive such benefits shall begin not later than the 60th day after the latest of the close of the Plan Year in which (a) the Member attains age 65 or such earlier normal retirement age as may be specified in the Plan; (b) there occurs the tenth anniversary of the year in which the Member commenced membership in the Plan; or (c) the Member's service with the Company is terminated.

                                    SECTION 9
                                 ADMINISTRATION
                      SAVINGS PLAN ADMINISTRATIVE COMMITTEE


9.1     Savings Plan Administrative Committee

        The Plan shall be administered by a Savings Plan Administrative Committee. The Committee shall consist of the Senior Vice President, Human Resources, of Atlantic Richfield Company, who shall serve as Chairperson, and not less than two other persons appointed by the Chairperson. Members of the Committee shall serve without compensation. Vacancies shall be filled by the Chairperson or the Chairperson's delegate.

9.2     Rules of Conduct

        The Savings Plan Administrative Committee shall adopt such rules for the conduct of its business and administration of the Plan as it considers desirable; provided, they do not conflict with the Plan.

9.3     Legal, Accounting, Clerical

        The Savings Plan Administrative Committee may authorize one or more of its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. Unless paid by the Company, all expenses of the Company, the Administrator and the Plan shall be paid by the Plan, to the extent they constitute reasonable expenses of administering the Plan. The Plan may reimburse expenses paid directly by the Company or its designee. This provision shall be deemed a part of any contract to provide for expenses of Plan administration, whether or not the signatory to such contract is, as a matter of convenience, the Company or its designee.

9.4     Interpretation of Provisions

        The Savings Plan Administrative Committee shall have full discretion and final authority to determine eligibility for benefits and to interpret the provisions of this Plan, to decide questions arising in its administration, and to establish such other rules for its administration as may be desirable.

9.5     Records of Administration

        The Savings Plan Administrative Committee shall keep records reflecting the administration of the Plan which shall be subject to audit by the Company. Members may examine records pertaining directly to themselves. At least annually, the Savings Plan Administrative Committee shall have mailed to each Member a statement of his or her Account and such statement shall be deemed to have been accepted as correct for all purposes of this Plan unless written notice to the contrary is received by the Savings Plan Administrative Committee or the Trustee within 30 days after the date of mailing.

9.6     Claims for Benefits

        Applications for benefits must be made in such manner as prescribed by the Administrator. The Administrator shall have full discretion and final authority to determine eligibility for benefits and to construe the terms of the Plan in acting upon an initial application for benefits or an appeal of a denial of an application for benefits. Each application shall be acted upon and approved or disapproved within 90 days following its receipt by the Administrator. In the event special circumstances require an extension of time for reviewing the initial application for benefits, the Administrator shall make a determination as soon as practicable but no later than 180 days following receipt of the application. If any application for benefits is denied, in whole or in part, the Administrator shall notify the applicant in writing of such denial and of the applicant's right to a review by the Administrator and shall set forth in a manner calculated to be understood by the applicant, specified reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the applicant to perfect the application, an explanation of why such material or information is necessary, and an explanation of the Plan's review procedure.

        Any person, or a duly authorized representative thereof, whose application for benefits is denied in whole or in part, may appeal from such denial to the Administrator for a review of the decision by submitting to the Administrator within 60 days after receiving notice of denial, a written statement:

        (a) Requesting a review of the application for benefits by the Administrator;

        (b) Setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

        (c) Setting forth any issues or comments which the applicant deems relevant to the application.

        The Administrator shall act upon each such appeal application within 60 days after the later of receipt of the applicant's request for review by the Administrator or receipt of any additional materials reasonably requested by the Administrator from such applicant. In the event special circumstances require an extension of time for reviewing the appeal, the Administrator shall make a determination as soon as practicable but no later than 120 days following receipt of the appeal.

        The Administrator shall make a full and fair review of each such application and any written materials submitted by the applicant or the Company in connection therewith and may require the Company or the applicant to submit within 30 days of written notice by the Administrator therefor, such additional facts, documents, or other evidence as the Administrator, in its sole discretion, deems necessary or advisable in making such a review. The Administrator shall have full discretion in making an independent determination of the applicant's eligibility for benefits under the Plan and shall have full discretion to construe the terms of the Plan in making its review. The decision of the Administrator on any application for benefits shall be final and conclusive upon all persons.

        If the Administrator denies an application in whole or in part, the Administrator shall give written notice of its decision to the applicant setting forth in a manner calculated to be understood by the applicant the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Administrator's decision was based.

9.7     Liability of Committee

        No member of the Savings Plan Administrative Committee may be liable for any action taken in good faith or for the exercise of any power given the Savings Plan Administrative Committee, or for the actions of other members of said Committee unless and except to the extent that such liability is imposed under law as a result of a breach by such member of his or her fiduciary responsibilities.

9.8     Medical Board

        The Savings Plan Administrative Committee may appoint a Medical Board consisting of not less than three physicians, who shall be authorized to make, or have made, any physical or mental examinations required or authorized by the Administrator or by the provisions of this Plan.

9.9     Unlocated Member

        If the Committee is unable, after reasonable and diligent effort, to locate a Member or beneficiary entitled to payment under the Plan, such payment may be forfeited and used to pay Plan expenses. If the Member or beneficiary later files a claim for benefit, such benefit will be reinstated.

9.10    Legal Representative

        The Savings Plan Administrative Committee shall act on behalf of the Plan with respect to any claim or cause of action, whether arising in the course of administrative or judicial proceedings or otherwise, and shall be responsible for initiating, pursuing and defending any such claim or cause of action involving the Plan.

                                   SECTION 10
                     AMENDMENTS, DISCONTINUANCE, LIABILITIES

10.1    Amendment of Plan

        This Plan may be amended by the Board of Directors of CH-Twenty, Inc. if, as amended, it continues to be for the exclusive benefit of Employees. However, no amendment shall reduce the Account of any Member as of the date of such amendment.

10.2    Termination

        CH-Twenty, Inc. intends to continue the Plan indefinitely but reserves the right to terminate it at any time, by action of its Board of Directors. If the Plan is terminated, or if there is a complete discontinuance of contributions under the Plan by the Company, all amounts credited to Accounts of Members shall be held for distribution as provided in Sections 7 and 8.

10.3    Liability of Company

        The Company shall have no liability for payments under the Plan. Any payments under the Plan shall be made solely from the fund held by the Trustee.

                                   SECTION 11
                                  MISCELLANEOUS

11.1    Employment

        This Plan shall not give any Member any right to be continued in the employment of the Company.

11.2    Benefits Not Assignable

        Except as provided in Paragraph 8.4, no benefit under the Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, and shall not be subject to attachment or other process.

11.3    Discharge of Liability

        If the Administrator deems any person incapable of receiving benefits to which such person is entitled under the Plan, by reason of minority, illness, infirmity, mental incompetency or other incapacity, it may direct the Trustee to make payment (other than United States savings bonds to which such person may be entitled) directly for the benefit or the account of such person or to any eligible person selected by the Administrator to disburse such payment whose receipt shall be a complete settlement therefor. Where such incapacitated person is entitled to a distribution of any United States savings bond, the distribution or redemption of such bond shall be made or effected in accordance with the government regulations applicable under the circumstances.

11.4    Governing Laws

        The Plan shall be governed by and construed in accordance with federal laws governing employee benefit plans qualified under the Code or with the laws of the State of Delaware, to the extent not preempted by federal law.

11.5    Limitation on Mergers

        This Plan may not merge or consolidate with, or transfer any of its assets or liabilities to, any other plan unless each Member in the Plan would, if said other plan were to terminate, receive a benefit immediately after the merger, consolidation or transfer which is equal to, or greater than, the benefit such Member would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had terminated.

11.6    Delegation of Fiduciary or Administrative Responsibilities

        CH-Twenty, Inc., by resolution of its Board of Directors or by written action of any officer generally or specifically named by such a resolution to take such an action, and the Savings Plan Administrative Committee, by resolution of said Committee, may at any time delegate to any other named person or body, or reassume therefrom, any of their respective fiduciary responsibilities or administrative duties with respect to the Plan, including the power to delegate and reassume such responsibilities and duties by written action naming the person or body to whom the responsibility has been delegated. However, only the immediate delegate of CH-Twenty, Inc. or of the Savings Plan Administrative Committee, as the case may be, may, if so authorized by CH-Twenty, Inc. or said Committee, delegate any such responsibilities or duties.

11.7    Named Fiduciary

        The named fiduciary with respect to the Plan is CH-Twenty, Inc. except that (a) as to any matter specified in the Plan as being the responsibility or function of the Savings Plan Administrative Committee, the named fiduciary is said Committee, (b) as to any matter specified in the Plan or in the trust agreement as being the responsibility or function of the Trustee or Investment Officer of Atlantic Richfield Company, the named fiduciary is the Trustee or such Investment Officer, as the case may be, and as to any matter specified in the Plan as being the responsibility or function of the President of CH-Twenty, Inc., the named fiduciary is such President.

11.8    Transferred Funds

        (a)     Predecessor Plan Assets

                (i) Assets transferred on behalf of a Member to this Plan from the Predecessor Plan shall be invested in the same manner as such assets were invested under the Predecessor Plan as of the transfer date.

                (ii) The assets transferred on behalf of a Member to this Plan from the Predecessor Plan shall continue to be invested as described in Subparagraph 11.8(a)(i) until the Member directs reinvestment of such assets pursuant to Paragraph 6.4 or 6.5 of the Plan.

        (b)     Savings Plan Assets of a Subsidiary or Affiliate

                Upon the transfer of an Employee eligible to participate in this Plan from a Subsidiary or Affiliate, other than Atlantic Richfield Company, any assets maintained under a savings plan of such Subsidiary or Affiliate on behalf of such Employee will be transferred to this Plan in the same investment alternative under which held as of the transfer date, and such transferred assets will be subject to the reinvestment provisions under Paragraph 6.4 or 6.5, except as provided in the following special conditions:

                (i) Any assets transferred on behalf of a Member which have been invested in Common Stock of a Subsidiary or Affiliate, other than Atlantic Richfield Company, in the subaccount attributable to the Member's contributions under the savings plan of such Subsidiary or Affiliate will remain so invested, with future dividends being reinvested in such stock under the Member's Account, absent the

                        Member's direction to reinvest such assets pursuant to Paragraph 6.5 of the Plan; provided, however, that any assets converted from the Common Stock of a Subsidiary or Affiliate to another investment alternative under the Plan may not be reinvested in Common Stock of a Subsidiary or Affiliate.

                (ii) Any assets transferred on behalf of a Member which have been invested in the Common Stock of a Subsidiary or Affiliate, other than Atlantic Richfield Company, in the subaccount attributable to Company contributions under the savings plan of such Subsidiary or Affiliate, will remain so invested, with future dividends being reinvested in such stock under the Member's Account; provided, however, that the Member may elect to convert such assets to Atlantic Richfield Company Common Stock held under the ESOP Part of the Plan and any assets so converted may not be reinvested in the Common Stock of a Subsidiary or Affiliate.

                (iii) Common Stock of a Subsidiary or Affiliate held by the Plan shall be subject to the sales and voting provisions of Section 6.

                                   SECTION 12
                                LOANS TO MEMBERS

12.1    General

        A Member may borrow from his or her Account in accordance with the terms and conditions set forth in this Section 12 and such additional rules, consistent with such terms and conditions, which the Administrator may establish from time to time.

12.2    Eligibility

        To be eligible to apply for and receive a loan, the Member must be in receipt of regular earnings. The loan shall be irrevocable upon the earlier of:

        (a)     Endorsement of the check representing the loan proceeds; or

        (b)     Expiration of ten days from issuance of such check.

12.3    Loan Amount

        (a)     The maximum loan shall be the greater of (i) or (ii), below:

                (i) The lesser of $10,000 or the value of the Member's Account (excluding United States Savings Bonds); or

                (ii) The lesser of one half of the Member's Account (excluding United States Savings Bonds), or $50,000.

        (b) A loan must be in cash, in increments of $100 and in an amount not less than $1,000.

        (c) The maximum loan amount shall be reduced to the extent necessary to prevent each installment of the loan repayment, including principal and interest, when added to installments under any outstanding loan under the CH-Twenty, Inc. Capital Accumulation Plan from exceeding 25 percent of a Member's biweekly Base Pay.

        (d) The $50,000 maximum loan amount shall be reduced by the highest outstanding balance of any loan during the 12 months preceding the date of the loan application.

        (e) The value of Common Stock, the Equity Fund, the International Equity Fund, the Bond Fund and the Balanced Fund for purposes of Subparagraph 12.3(a), will be determined on the sale date, pursuant to Paragraph 6.7 or 6.11, immediately preceding the date the loan application is received by the Administrator.

12.4    Frequency

        (a) A Member may have such number of loans outstanding at any time as shall be determined by the Administrator.

        (b) A loan application may be submitted only once during any 15-day period and a loan application may not be submitted earlier than seven days following receipt by the Administrator of a Member's application to make a purchase or sale under Paragraph 6.5 or a partial withdrawal under Paragraph 7.1.

        (c) A loan application may not be submitted earlier than 15 days following repayment of a previous loan under the Plan or the CH-Twenty, Inc. Capital Accumulation Plan.

12.5    Interest Rate

        A loan shall bear interest at a rate established and communicated by the Savings Plan Administrative Committee to provide the Plan with a rate of return commensurate with prevailing interest rates charged on similar commercial loans by persons in the business of lending money.

12.6    Security

        (a) Each loan must be evidenced by a loan agreement executed by the Member for the amount of the loan, including principal and interest, payable to the order of the Trustee.

        (b) The security for the loan shall be the assignment to the Trustee of the Member's right and interest in that portion of the Member's Account which equals the amount of the loan plus accrued but unpaid interest.

12.7    Funding of the Loan

        (a) The Member shall direct, on a form prescribed by the Administrator, which assets shall be used to provide the loan proceeds; provided, however, that Company contributions made after June 30, 1988, that are applied under the ESOP Part of the Plan, and earnings thereon, may not be used to fund a loan. To the extent the Member does not give such directions, the loan will be funded in accordance with procedures established by the Administrator.

        (b) The value of Common Stock, the Equity Fund, the International Equity Fund, the Bond Fund and the Balanced Fund sold to provide the loan proceeds shall be determined on the sale date, pursuant to Paragraph 6.7 or 6.11, immediately following the date the loan application is received by the Administrator.

12.8    Repayment of Loan

        (a) As determined by the Member, but subject to the restriction in Subparagraph 12.3(c), a loan may be repaid over a period of one, two, three, four or five years or, in the case of a loan used to acquire the Member's principal residence, such longer term as determined by the Administrator and permitted under Section 72(p) of the Code.

        (b) Principal and interest shall be amortized, on a level basis, over the term of the loan.


        (c) Except as provided below, payments shall be made by means of payroll deductions, the authorization of which shall be irrevocable.

                (i) The loan may be repaid in full at any time without penalty.

                (ii) If a Member is not in receipt of regular earnings sufficient to permit repayment of the loan, repayment shall be made by means prescribed by the Administrator.

                Repaid principal and interest shall be credited to the Member's Money Market Fund account.

12.9    Deemed Distribution

        A distribution of the unpaid principal shall be deemed to have been made to the Member, if the Member:

        (a) Separates from service for any reason, including retirement, termination of employment, divestiture or death. The deemed distribution shall occur upon the earlier of 12 months following termination of membership or the date the loan was due.



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

        (b) Fails to make repayment under Subparagraph 12.8(c)(ii) for a period of seven consecutive scheduled payment dates.

        (c) Fails to receive regular earnings sufficient to permit repayment of the loan for more than seven consecutive pay periods.

12.10   Default

        If the Member is not in receipt of regular earnings sufficient to permit repayment of the loan for a period exceeding seven consecutive pay periods, and other arrangements acceptable to the Administrator have not been agreed to by the Member, the loan will be deemed in default and the Administrator will realize on the security in accordance with applicable laws.



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                                   SECTION 13
                              TOP HEAVY PROVISIONS

If the Plan is or becomes Top Heavy in any Plan Year, the provisions of this
Section 13 will supersede any conflicting provisions in the Plan.

13.1    Definitions

        (a) Key Employee means an Employee, former Employee or an Employee's beneficiary who at any time during the determination period is:

                (i) An officer of the Company who has annual Compensation greater than 50 percent of the amount in effect under
                        Section 415(b)(1)(A) of the Code for the Plan Year;

                (ii) One of the ten Employees owning (or considered as owning within the meaning of Section 318 of the Code) the largest interest in the Company; provided, such Employee's annual Compensation from the Company exceeds the dollar limitation under Section 415(c)(1)(A) of the Code. If two or more Employees have the same ownership interest, the Employee with the greater annual Compensation from the Company for the Plan Year shall be considered to own the larger interest in the Company;

                (iii)   A five percent owner of the Company; or

                (iv) A one percent owner of the Company who has annual Compensation from the Company of more than $150,000.

                The determination period of the Plan is the Plan Year containing the Determination Date and the four preceding Plan Years.




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

                The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

        (b) Top Heavy Plan: For any Plan Year the Plan is Top Heavy if any of the following conditions exist:

                (i) If the Top Heavy Ratio for this Plan exceeds 60 percent and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans;

                (ii) If this Plan is a part of a Required Aggregation Group of plans (but which is not part of a Permissive Aggregation Group) and the Top Heavy Ratio for the group of plans exceeds 60 percent; or

                (iii) If this Plan is a part of a Required Aggregation Group of plans and part of a Permissive Aggregation Group and the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

        (c)     Top Heavy Ratio

                (i) If the Company maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Company has not maintained any defined benefit plan which during the five- year period ending on the Determination Date(s) has or has had accrued benefits, the Top Heavy Ratio for this plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date(s) [including any part of any account



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

                        balance distributed in the five-year period ending on the Determination Date(s)], and the denominator of which is the sum of all account balances [including any part of any account balance distributed in the five-year period ending on the Determination Date(s)], both computed in accordance with Section 416 of the Code and the regulations thereunder. Both the numerator and denominator of the Top Heavy Ratio are adjusted to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Section 416 of the Code and the regulations thereunder.

                (ii) If the Company maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Company maintains or has maintained one or more defined benefit plans which during the five-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with Subparagraph 13.1(c)(i), and the Present Value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Members, determined in accordance with Subparagraph 13.1(c)(i), and the Present Value of accrued benefits under the defined benefit plan or plans for all Members as of the Determination Date(s), all determined in accordance with
                        Section 416 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top Heavy Ratio are adjusted for any distribution of an accrued benefit made in the five-year period ending on the Determination Date.

                (iii) For purposes of Subparagraphs 13.1(c)(i) and (c)(ii), the value of account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date except as provided in Section 416 of the Code and the regulations thereunder for the first and second Plan Years of a defined benefit plan. The account balances and accrued benefits of a Member (A) who is not a Key Employee but who was a Key Employee in a prior year, or
                        (B) effective January 1, 1985, who has not been credited with at least one Hour of Service with a Company maintaining the Plan at any time during the five-year period ending on the Determination Date will be disregarded. The calculation of the Top Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

                (iv) The accrued benefit of a Member other than a Key Employee shall be determined under the method, (A) if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or
                        (B) absent such method, as if such benefits accrued not more rapidly than the slowest accrued rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

        (d) Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Company which, when considered as a



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

                group with the Required Aggregation Group, would continue to satisfy the requirements of Section 401(a)(4) and Section 410 of the Code.

        (e)     Required Aggregation Group means:

                (i) Each qualified plan of the Company in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan terminated); and

                (ii) Any other qualified plan of the Company which enables a plan described in Subparagraph 13.1(e)(i) to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

        (f) Determination Date means for any Plan Year the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

        (g)     Valuation Date means December 31 of each year.

        (h) Present Value: Present Value shall be based on the interest rate and mortality tables specified in the Company's defined benefit plan.

        (i)     Compensation means all compensation, as that term is defined for
                Section 415 purposes, but including amounts contributed by the Company pursuant to salary reduction agreements which are excludable from the Employee's income under Code Section 125,
                Section 402(e)(3), Section 402(h) and Section 403(b).

13.2    Minimum Allocation

        (a) Except as otherwise provided in 13.2(b), (c) and (d), the Company contributions allocated on behalf of any Member who is not a Key Employee shall not be less than the lesser of three percent of such

                Member's Compensation or in the case where the Company has no defined benefit plan which designates the Plan to satisfy
                Section 401 of the Code, the largest percentage of Company contributions, as a percentage of the first $150,000 of the Key Employee's Compensation, allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other Plan provisions, the Member would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Member's failure to complete 1,000 Hours of Service, or (ii) the Member's failure to make mandatory employee contributions to the Plan, or (iii) Compensation less than a stated amount.

        (b) The provision in Subparagraph 13.2(a), shall not apply to any Member who was not employed by the Company on the last day of the Plan Year.

        (c) If Members of the Plan are covered by one or more defined benefit plans maintained by the Company or its Subsidiaries, the minimum allocation or benefit requirements applicable to Top Heavy plans shall first be met by such defined benefit plan or plans.

        (d) If Members of the Plan are covered by one or more defined contribution plans maintained by the Company or its Subsidiaries, and are not covered by any defined benefit plans of the Company or its Subsidiaries, the minimum allocation requirement will be met by the defined contribution plan in which the Employee is an active Member in the following order:

                        1.      Money Purchase Pension Plan

                        2.      Profit Sharing Plan, and

                        3.      Stock Bonus Plan

        (e) For purposes of satisfying the minimum allocation requirement of this Paragraph 13.2, Company contributions, if any, may not be taken into account.

13.3 The minimum accrued benefit required [to the extent required to be nonforfeitable under Section 416(b)] may not be suspended or forfeited under Code Section 411(a)(3)(B) or Section 411(a)(3)(D).

13.4 For any Plan Year in which the Plan is Top Heavy, only the first $150,000 (or such larger amount as may be prescribed by the Secretary of Treasury or the Secretary's delegate) of each Member's annual Compensation will be taken into account for purposes of determining benefits under the Plan.

13.5 In any Plan Year in which the Top Heavy Ratio exceeds 60 percent the denominators of the defined benefit fraction and defined contribution fraction [as previously defined in the Plan] shall be computed using 100 percent of the dollar limitation instead of 125 percent. The preceding sentence shall not apply to an Employee so long as there are no:

        (a) Company contributions, forfeitures or voluntary nondeductible contributions allocated to such Employee, or

        (b) Accruals for such Employee under any qualified defined benefit plan.

13.6 In determining the highest rate of contribution applicable to any Key Employee, amounts that such Key Employee elects to defer under an arrangement qualified under Section 401(k) of the Code will be counted for the purposes of Section 416 of the Code.



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